EXHIBIT 10.4   Press release announcing the execution of the merger agreement

SABA PETROLEUM COMPANY
                          3201 Airpark Drive, Suite 201
                         Santa Maria, California, 93455
                  Tel: 805 / 347 - 8700 - Fax: 805 / 347 - 1072







                       News Release For Immediate Release
                                  June 2, 1998
       For more information, please contact: Irwin Kaufman (702) 242-8281

                Saba Petroleum Company and Omimex Resources Inc.
                            Execute Merger Agreement

Santa Maria,  California and Fort Worth,  Texas -- Saba Petroleum Company (Amex:
SAB) and privately held Omimex Resources, Inc. jointly announced the signing of a definitive merger Agreement. The companies had previously announced a preliminary agreement to merge and the Agreement was the result of the continuing negotiations which gave effect to current oil and financial market conditions. The newly combined company, which will adopt the name Omimex Resources, Inc., will be headquartered in Fort Worth and will be managed by an expanded Omimex management team, led by Naresh Vashisht. Omimex presently operates and owns equivalent or greater interests in all of Saba's Colombian properties and a number of its domestic properties. The combined company will own properties in Colombia, Canada, various oil and gas producing regions (other than California) of the United States and the United Kingdom.

Upon consummation of the merger, Omimex shareholders will be issued approximately 20.4 million shares of Saba's common stock, subject to adjustment for the results of operations from January 1 through the closing date. In addition, the Omimex shareholders will receive warrants to purchase approximately 350,000 shares of common stock at market price on the date of closing. Saba presently has some 11 million shares of common stock and equivalents outstanding as well as 10,000 shares of Series A Preferred Stock, which is convertible into an indeterminate number of shares of common stock, depending on market price.

As part of the merger transaction, Omimex is currently loaning to Saba some $4.2 million, of which $2 million will be used to reduce Saba's bank debt, a portion of which is in the process of being extended. Approximately $2.2 million will be employed to redeem one fifth of Saba's outstanding Series A Preferred Stock; the company has the option to redeem an additional two-fifths by September 30, 1998 at 108.5% plus accrued dividends. Under an agreement with the preferred shareholders, the two fifths subject to option, if not redeemed, cannot be converted until after September 30, 1998. The Agreement contains provisions for the redemption of Saba's 9% Debentures shortly after closing.

The transaction is structured as a tax free exchange with a concurrent spin off of Saba's California producing (approximately 2,700 BOE per day), refining and other assets and its Indonesian concession to the existing shareholders of Saba. The spunoff operations will be conducted by Saba Petroleum, Inc., which will be independent of Omimex, and will be managed by Ilyas Chaudhary, chief executive officer of Saba. It is expected that the spin off will not be taxable to the shareholders of existing Saba. The transaction will result in two independently operated companies, Saba Petroleum, Inc. and Omimex Resources, Inc. Omimex will continue to be traded on the American Stock Exchange and Saba Petroleum, Inc. is expected to trade initially in the over the counter market.

Based upon estimates of independent engineers at January 1, 1998, the combined company, at such date, would have had approximately 48 million BOE of proved reserves, about 70% of which were in Colombia, and a combined net daily production of approximately 10,000 BOE. In addition, the combined company will own all of the 118 mile Colombian pipeline system presently operated by Omimex and over 600,000 gross acres in Colombia.

The closing of the transaction is subject to, among other customary conditions, the approval of Saba's shareholders, the receipt of a fairness and legal opinions, consummation of banking arrangements by the combined company, approval of Saba's lender and regulatory approvals. It is currently expected that a meeting of the shareholders of Saba will be held during the third quarter of 1998 for the purpose of voting on the transaction.

Ilyas Chaudhary, Saba CEO, stated that "This combination and the spinoff of our California assets is the culmination of the process that was begun when the Board engaged CIBC-Oppenheimer to advise the company on methods of enhancing values for Saba shareholders. Our combination with Omimex essentially doubles the size of the company and allows our shareholders to participate in a stronger company, led by an experienced and successful manager. The spinoff of Saba Petroleum, Inc. also gives the Saba shareholders an opportunity to realize the value of what we view as assets which are essentially not recognized by the marketplace."

Naresh Vashisht, Omimex CEO, added, "The combination of Omimex's and Saba's assets and operations makes a good deal of sense, strategically and operationally. Because Omimex already operates a large number of properties in which Saba has an interest, we expect to realize significant savings by eliminating duplicate costs and personnel. With a larger property base, we also expect to rationalize assets and focus on core areas in Colombia, Canada, Michigan and Louisiana. The size of the combined companies will allow better access to capital markets, enabling us to aggressively exploit our reserve and acreage positions and pursue the acquisition of additional properties.

We believe Omimex possesses an unique competitive position in Colombia, since we operate almost 12,000 BOE per day of production and employ more than 250 people. We also own and operate a 118 mile pipeline which has the capacity to transport up to 55,000 BOPD to the main Colombian refinery. Additionally, we are one of the more significant leaseholders in Colombia, holding over 600,000 gross acres, including the Cuerdas Block, where our geoscientists have identified more than 30 structures, which could be evaluated in the future, as conditions permit."


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                   Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the statements in this Release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates, the availability of additional oil and gas assets for acquisition on commercially reasonable terms, and the Company's ability to replace and exploit its existing oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission.